Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMBER ROAD, INC.

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ARTICLE I.

The name of the corporation (the “Corporation”) is: Amber Road, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is: Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each of which shall have a par value of one-tenth of one cent ($0.001) per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI.

Elections of directors need not be by written ballot.

ARTICLE VII.

(a) To the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

(b) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

(c) Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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